Exhibit 10.3

PERSONAL AND CONFIDENTIAL

January 5th, 2022

Christopher E. Jones

CFO

Odyssey Marine Exploration, Inc.

205 S. Hoover Blvd., Suite 210

Tampa, FL 33607

Dear Mr. Jones:

This letter (the “Agreement”) constitutes the agreement between, EF Hutton, division of Benchmark Investments, LLC (“EF Hutton” or the “Placement Agent”) and Odyssey Marine Exploration, Inc., a company incorporated under the laws of the State of Nevada (the “Company”), pursuant to which the Placement Agent shall serve as the exclusive placement agent for the Company, on a “reasonable best efforts” basis, in connection with the proposed placement (the “Placement”) of shares (the “Shares” or the “Securities”) of thecommon stock, par value $0.0001 per share (“Common Stock”), of the Company. The terms of the Placement and the Securities shall be mutually agreed upon by the Company and the purchasers (each, a “Purchaser” and collectively, the “Purchasers”) and nothing herein constitutes that the Placement Agent would have the power or authority to bind the Company or any Purchaser or an obligation for the Company to issue any Securities or complete the Placement. This Agreement and the documents executed and delivered by the Company and the Purchasers in connection with the Placement, including but not limited to the Purchase Agreement (as defined below), shall be collectively referred to herein as the “Transaction Documents.” The date of the closing of the Placement shall be referred to herein as the “Closing Date.” The Company expressly acknowledges and agrees that the obligations of the Placement Agent hereunder are on a reasonable best efforts basis only and that the execution of this Agreement does not constitute a commitment by the Placement Agent to purchase the Securities and does not ensure the successful placement of the Securities or any portion thereof or the success of the Placement Agent with respect to securing any other financing on behalf of the Company. Following the prior written consent of the Company, the Placement Agent may retain other brokers or dealers to act as sub-Agent or selected-dealers on its behalf in connection with the Placement. The sale of the Securities to any Purchaser will be evidenced by a securities purchase agreement (the “Purchase Agreement”) between the Company and such Purchaser in a form mutually agreed upon by the Company and the Placement Agent. Capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Purchase Agreement. Prior to the signing of any Purchase Agreement, executive officers of the Company will be available upon reasonable notice and during normal business hours to answer inquiries from prospective Purchasers. The Placement Agent acknowledges that it has not provided a copy of the Purchase Agreement, or a draft thereof, to the Company and, accordingly, the Company cannot know with any reasonable degree of certainty the definition of any term not defined herein (an “Undefined Term”). In light of the foregoing, the Company shall not be liable to the Placement Agent for (x) the inaccuracy of any representation or warranty set forth or incorporated by reference herein or (y) the breach or violation of any covenant or agreement set forth or incorporated by reference herein, in each case to the extent that the accuracy of such representation or warranty or the satisfaction or fulfillment of such covenant or agreement is dependent, in whole or in part, upon the actual definition, as set forth in the Purchase Agreement, of such Undefined Term.

SECTION 1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Each of the representations and warranties (together with any related disclosure schedules thereto) and covenants made by the Company to the Purchasers in the Purchase Agreement in connection with the Placement is hereby incorporated herein by reference into this Agreement (as though fully restated herein) and is, as of the date of the Purchase Agreement and as of the Closing Date, hereby made to, and in favor of, the Placement Agent.

SECTION 2. REPRESENTATIONS OF THE PLACEMENT AGENT. The Placement Agent represents and warrants that it (i) is a member in good standing of FINRA, (ii) is registered as a broker/dealer under the Exchange Act, (iii) is licensed as a broker/dealer under the laws of the States applicable to the offers and sales of the Securities by such Placement Agent, (iv) is and will be a corporate entity validly existing under the laws of its place of incorporation, and (v) has full power and authority to enter into and perform its obligations under this Agreement. The Placement Agent will immediately notify the Company in writing of any change in its status as such. The Placement Agent covenants that it will conduct the Placement hereunder in compliance with the provisions of this Agreement and the requirements of applicable law.

SECTION 3. COMPENSATION. In consideration of the services to be provided by the Placement Agent hereunder, the Company shall pay to the Placement Agent the following compensation with respect to the Securities which they are placing:

A. A cash fee (the “Cash Fee”) equal to an aggregate of six percent (6.0%) of the aggregate gross proceeds raised in the Placement. The Cash Fee shall be paid at the Closing of the Placement.

B. Subject to compliance with FINRA Rule 5110(f)(2)(D), the Company will be responsible for and will pay all expenses relating to the Placement, including, without limitation, (a) all filing fees and expenses relating to the registration of the securities with the Commission; (b) all fees and expenses relating to the listing of the Company’s common stock on a national exchange, if applicable; (c) all fees, expenses and disbursements relating to the registration or qualification of the securities under the “blue sky” securities laws of such states and other jurisdictions as Placement Agent may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of the Company’s “blue sky” counsel, which will be the Placement Agent’s counsel) unless such filings are not required in connection with the Company’s proposed listing on a national exchange, if applicable; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of the securities under the securities laws of such jurisdictions other than the United States of America as the Placement Agent and the Company may mutually agree; (e) the costs of all mailing and printing of the Transaction Documents; (f) the fees and expenses of the Company’s accountants; and (g) a maximum of $50,000 for fees and expenses incurred by the Placement Agent in connection with the Placement, including “road show”, diligence, and reasonable legal fees and disbursements for EF Hutton’s outside legal counsel. The Placement Agent may deduct from the proceeds of the Placement payable to the Company on the Closing Date the expenses set forth herein to be paid by the Company to the Placement Agent, but only to the extent such expenses have not been paid or provided for by the Company. For the sake of clarity, it is understood and agreed that the Company shall be responsible for the Placement Agent’s reasonal expenses for outside legal counsel detailed in this Section irrespective of whether the Placement is consummated or not, subject to a maximum of $50,000 in the event that there is not a Closing. Additionally, one percent (1.0%) of the gross proceeds of the Offering shall be provided to EF Hutton for non-accountable expenses. The Company will provide an expense advance (the “Advance”) to EF Hutton of $25,000. The Advance shall be applied towards the Placement Agent’s out-of-pocket accountable expenses set forth herein, and any portion of the Advance not actually incurred shall be returned back to the Company.

C. The Placement Agent reserves the right to reduce any item of its compensation or adjust the terms thereof as specified herein in the event at a determination shall be made by FINRA to the effect that such Placement Agent’s aggregate compensation is in excess of FINRA Rules or that the terms thereof require adjustment.

SECTION 4. INDEMNIFICATION. The Company agrees to the indemnification and other agreements set forth in the Indemnification Provisions (the “Indemnification”) attached hereto as Addendum A, the provisions of which are incorporated herein by reference and shall survive the termination or expiration of this Agreement.

SECTION 5. ENGAGEMENT TERM. The term of the Placement Agent’s engagement hereunder shall begin on the date hereof (the “Effective Date”) and end on the earlier of (i) the date that is [ three months ]1 after the Effective Date and (ii) the final closing date of the Placement (such date, as applicable, the “Termination Date” and the period of time during which this Agreement remains in effect is referred to herein as the “Term”); provided, however, that either party may terminate this Agreement on or after the [two-hundred seventieth (270th)] day following the date hereof upon [thirty] days prior written notice to the other party.2 Notwithstanding anything to the contrary contained herein, the provisions concerning the Company’s obligation to pay any fees actually earned by the Placement Agent pursuant to Section 3 hereof, expense reimbursement payable to the Placement Agent pursuant to Section 3 hereof, and the provisions concerning Tail Financings, Right of First Refusal, confidentiality,

[1]	Term of engagement to be discussed.
[2]	270 and 30 to be discussed taking into consideration the term of engagement agreed upon.

indemnification and contribution contained herein (including the the Indemnification Provisions) will survive any expiration or termination of this Agreement. If this Agreement is terminated prior to the completion of the Placement, all fees and expense reimbursements due to the Placement Agent shall be paid by the Company to the Placement Agent on or before the Termination Date (in the event such fees are earned or owed as of the Termination Date). The Placement Agent agrees not to use any confidential information concerning the Company provided to such Placement Agent by the Company for any purposes other than those contemplated under this Agreement.

SECTION 6. PLACEMENT AGENT’ INFORMATION. The Company agrees that any information or advice rendered by the Placement Agent in connection with this engagement is for the confidential use of the Company only in their evaluation of the Placement and, except as otherwise required by law, the Company will not disclose or otherwise refer to the advice or information in any manner without such Placement Agent’s prior written consent.

SECTION 7. NO FIDUCIARY RELATIONSHIP. This Agreement does not create and shall not be construed as creating rights enforceable by any person or entity not a party hereto, except those entitled hereto by virtue of the Indemnification Provisions hereof. The Company acknowledges and agrees that the Placement Agent is not, and the Placement Agent shall not be construed as, a fiduciary of the Company, and the Placement Agent shall not have any duties or liabilities to the equity holders or the creditors of the Company or any other person by virtue of this Agreement or the engagement of the Placement Agent hereunder, all of which are hereby expressly waived to the extent that the Company has the power and authority to waive such duties or liabilities.

SECTION 8. CLOSING. The obligations of the Placement Agent, and the closing of the sale of the Securities hereunder are subject to the accuracy, when made and on the Closing Date, of the representations and warranties on the part of the Company contained herein and in the Purchase Agreement, to the accuracy of the statements of the Company made in any certificates pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder, and to each of the following additional terms and conditions, except as otherwise disclosed to and acknowledged and waived by the Placement Agent or by the Company, as applicable:

A. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would, as of the Closing Date, prevent the issuance or sale of the Securities as contemplated hereby or would materially and adversely affect or would reasonably be expected to materially and adversely affect the business or operations of the Company; and no injunction, restraining order or order of any other nature by any federal or state court of competent jurisdiction shall have been issued as of the Closing Date which would prevent the issuance or sale of the Securities as contemplated hereby or would materially and adversely affect or would reasonably be expected to materially and adversely affect the business or operations of the Company.

B. The Company shall have entered into a Purchase Agreement with each of the Purchasers and such agreements shall be in full force and effect and shall contain representations, warranties and covenants of the Company as agreed between the Company and the Purchasers.

C. Prior to the Closing Date, the Company shall have furnished to the Placement Agent such further information, certificates and documents as the Placement Agent may reasonably request.

If any of the conditions specified in this Section 8 shall not have been fulfilled when and as required by this Agreement, or if any of the certificates, written statements or letters furnished to the Placement Agent or to Placement Agent’s counsel pursuant to this Section 8 shall not be reasonably satisfactory in form and substance to the Placement Agent and to Placement Agent’s counsel, all obligations of the Placement Agent hereunder may be cancelled by the Placement Agent at, or at any time prior to, the Closing. Notice of such cancellation shall be given to the Company in writing.

SECTION 9. COVENANTS AND OBLIGATIONS.

A. Tail Financing. In the event that (i) the Placement is not consummated as contemplated by this Agreement and (ii) EF Hutton shall have performed in all material respects all of its obligations hereunder, EF Hutton shall be entitled to a cash fee equal to six percent (6.0%) of the gross proceeds received by the Company from the sale of the securities to any investor actually introduced by EF Hutton to the Company during the Engagement Period3 (the “Tail Financing”), and such Tail Financing is consummated at any time during the six (6) month period following the expiration of the Engagement Period, provided that such financing is by a party actually introduced to the Company in an offering in which the Company has direct knowledge of such party’s participation. Promptly upon the Company’s request the Placement Agent will provide the Company a list of all parties introduced to the Company during the [Engagement Period].

B. Lock-Up Agreement. The Company, on behalf of itself and any successor entity, agrees that, without the prior written consent of EF Hutton, it will not, for a period of [360 days]4 after the date of this Agreement (the “Lock-Up Period”), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (ii) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank; or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise; provided, however, that nothing in this Section 9.B. shall prevent the Company from issuing any securities (u) in connection with a dividend or distribution or upon any subdivision, split, recapitalization, reclassification, combination or similar reorganization; (v) upon exercise, conversion, or exchange of any options, warrants, convertible notes or other securities outstanding on the Effective Date; (w) to officers, employees, directors and consultants of the Company in accordance with equity grants approved by the Company’s board of directors (the “Board”); (x) as direct consideration in connection with a bona fide acquisition, merger or similar transaction approved by the Board; (y) in connection with loans from financial institutions, banks or equipment lessors, in each case in connection with bona fide third party loan transactions; or (z) in connection with corporate or strategic partnering agreements.

SECTION 10. GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely in such State. This Agreement may not be assigned by either party without the prior written consent of the other party, except on notice to the Company, EF Hutton mas assign any right hereunder, or any EF Hutton assignee may further assign any right hereunder, to a broker-dealer or office of supervisory jurisdiction controlled by David Boral and Joseph Rallo. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. Any right to trial by jury with respect to any dispute arising under this Agreement or any transaction or conduct in connection herewith is waived. Any dispute arising under this Agreement may be brought into the courts of the State of New York or into the Federal Court located in New York, New York and, by execution and delivery of this Agreement, the Company hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of aforesaid courts. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by delivering a copy thereof via overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If either party shall commence an action or proceeding to enforce any provisions of a Transaction Document, then the prevailing party in such action or proceeding may be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

[3]	“Engagement Period” is not defined, and it’s likely not defined in the Purchase Agreement.
[4]	Lock-up period to be discussed.

SECTION 10. ENTIRE AGREEMENT/MISC. This Agreement (including the attached Indemnification Provisions) embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect or any other provision of this Agreement, which will remain in full force and effect. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by both Placement Agent and the Company. The representations, warranties, agreements and covenants contained herein shall survive the closing of the Placement and delivery of the Securities. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or a .pdf format file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or .pdf signature page were an original thereof.

SECTION 11. CONFIDENTIALITY. The Placement Agent (i) will keep the Confidential Information (as such term is defined below) confidential and will not (except as required by applicable law or stock exchange requirement, regulation or legal process (“Legal Requirement”), without the Company’s prior written consent, disclose to any person any Confidential Information, and (ii) will not use any Confidential Information other than in connection with the Placement. The Placement Agent further agrees to disclose the Confidential Information only to its Representatives (as such term is defined below) who need to know the Confidential Information for the purpose of the Placement, and who are informed by such Placement Agent of the confidential nature of the Confidential Information. The term “Confidential Information” shall mean, all confidential, proprietary and non-public information (whether written, oral or electronic communications) furnished by the Company to a Placement Agent or its Representatives in connection with such Placement Agent’s evaluation of the Placement. The term “Confidential Information” will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by a Placement Agent or its Representatives in violation of this Agreement, (ii) is or becomes available to a Placement Agent or any of its Representatives on a non-confidential basis from a third-party, (iii) is known to a Placement Agent or any of its Representatives prior to disclosure by the Company or any of its Representatives, or (iv) is or has been independently developed by a Placement Agent and/or the Representatives without use of any Confidential Information furnished to it by the Company. The term “Representatives” shall mean with respect to the Placement Agent, such Placement Agent’s directors, board committees, officers, employees, financial advisors, attorneys and accountants. This provision shall be in full force until the earlier of (a) the date that the Confidential Information ceases to be confidential and (b) two years from the date hereof. Notwithstanding any of the foregoing, in the event that the Placement Agent or any of its Representatives are required by Legal Requirement to disclose any of the Confidential Information, such Placement Agent and its Representatives will furnish only that portion of the Confidential Information which such Placement Agent or its Representative, as applicable, is required to disclose by Legal Requirement as advised by counsel, and will use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed.

SECTION 12. NOTICES. Except as otherwise specifically set forth herein, any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is sent to the email address specified on the signature pages attached hereto prior to 6:30 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is sent to the email address on the signature pages attached hereto on a day that is not a business day or later than 6:30 p.m. (New York City time) on any business day, (c) the fifth business day following the date of mailing, if sent by U.S. internationally recognized air courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages hereto.

SECTION 13. PRESS ANNOUNCEMENTS. The Company agrees that the Placement Agent shall, from and after any Closing, have the right to reference the Placement and the Placement Agent’s role in connection therewith in the Placement Agent’ marketing materials and on its website and to place advertisements in financial and other newspapers and journals, in each case at its own expense.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written. Pursuant to the aforementioned advance expense, please wire U.S. $25,000 of immediately available funds to EF Hutton upon execution of this agreement.

Very truly yours,

EF HUTTON, division of Benchmark Investments, LLC

By:	/s/ Sam Fleischman
Name: Sam Fleischman
Title: Supervisory Principal

Accepted and Agreed to as of the date first written above:

Odyssey Marine Exploration, Inc.

By:	/s/ Christopher E. Jones
Name: Christopher E. Jones
Title: CFO

PERSONAL AND CONFIDENTIAL

EXHIBIT A

INDEMNIFICATION PROVISIONS

January 6th, 2021

In connection with the engagement of EF Hutton, division of Benchmark Investments, LLC (“EF Hutton” or the “Placement Agent”) by Odyssey Marine Exploration, Inc. (the “Company”) pursuant to a placement agency agreement dated as of the date hereof, by and among the Company and the Placement Agent, as it may be amended from time to time in writing (the “Agreement”), the Company hereby agrees as follows:

1. To the extent permitted by law, the Company will indemnify the Placement Agent and its respective affiliates, directors, officers, employees and controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934) against all losses, claims, damages, expenses and liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of its activities hereunder or pursuant to the Agreement, except, with regard to the Placement Agent, to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) are found in a final judgment (not subject to appeal) by a court of law to have resulted primarily and directly from such Placement Agent’s willful misconduct or gross negligence in performing the services described herein, as the case may be.

2. Promptly after receipt by the Placement Agent of notice of any claim or the commencement of any action or proceeding with respect to which the Placement Agent is entitled to indemnity hereunder, the Placement Agent will notify the Company in writing of such claim or of the commencement of such action or proceeding, and the Company will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to the Placement Agent and will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Placement Agent will be entitled to employ counsel separate from counsel for the Company and from any other party in such action if counsel for the Placement Agent reasonably determines that it would be inappropriate under the applicable rules of professional responsibility for the same counsel to represent both the Company and the Placement Agent. In such event, the reasonable fees and disbursements of no more than one such separate counsel will be paid by the Company. The Company will have the exclusive right to settle the claim or proceeding provided that the Company will not settle any such claim, action or proceeding without the prior written consent of the Placement Agent, which will not be unreasonably withheld, conditioned, or delayed.

3. The Company agrees to notify the Placement Agent promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to the Placement and known to the Company.

4. If for any reason the foregoing indemnity is unavailable to the Placement Agent or insufficient to hold the Placement Agent harmless, then the Company shall contribute to the amount paid or payable by the Placement Agent as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand, and the Placement Agent on the other, but also the relative fault of the Company on the one hand and the Placement Agent on the other that resulted in such losses, claims, damages or liabilities, as well as any relevant equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, the Placement Agent’s share of the liability hereunder shall not be in excess of the amount of fees actually received, or to be received, by the Placement Agent under the Agreement (excluding any amounts received as reimbursement of expenses incurred by the Placement Agent).

5. These Indemnification Provisions shall remain in full force and effect whether or not the Placement is completed and shall survive the termination of the Agreement, and shall be in addition to any liability that the Company might otherwise have to any indemnified party under the Agreement or otherwise.